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                                                                      EXHIBIT 21



                           SUBSIDIARIES OF REGISTRANT


        As of December 31, 1997, the active subsidiaries of Ducommun were:

        Aerochem, Inc., a California corporation
        AHF-Ducommun Incorporated, a California corporation
        Brice Manufacturing Company, Inc., a California corporation Jay-El Products, Inc., a California corporation
        MechTronics of Arizona Corp., an Arizona corporation
        3dbm, Inc., a California corporation